FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2010

Expedia, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51447	20-2705720
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 679-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2010, Expedia, Inc., a Delaware corporation (the “Company”), entered into an indenture (the “Indenture”) among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, in connection with the Company’s previously-announced offering of $750,000,000 aggregate principal amount of 5.95% Senior Notes due 2020 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Securities Act”).

The Notes mature on August 15, 2020, and accrue interest at 5.95% per annum, payable semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 2011. The Notes are unconditionally guaranteed by the subsidiary guarantors, which include each domestic subsidiary of the Company that is a borrower under or guarantees the obligations under the Company’s existing credit agreement. The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future unsubordinated and unsecured obligations. So long as the guarantees are in effect, each subsidiary guarantor’s guarantee will be the senior unsecured obligation of such subsidiary guarantor and will rank equally in right of payment with all of such subsidiary guarantor’s existing and future unsubordinated and unsecured obligations.

The Company may redeem the notes, in whole or in part, at any time or from time to time at a specified make-whole premium. Upon the occurrence of a change of control triggering event (as defined in the Indenture), each holder of notes will have the right to require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase. The Indenture contains covenants limiting the Company’s ability and the Company’s subsidiaries’ ability to create certain liens, enter into sale and lease-back transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all the Company’s assets to, another person. However, each of these covenants is subject to certain exceptions.

The Notes are not registered under the Securities Act, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

In connection with the offering of the Notes, the Company agreed, pursuant to a Registration Rights Agreement, dated as of August 5, 2010 (the “Registration Rights Agreement”), among the Company, the subsidiary guarantors and the initial purchasers of the Notes, to use its commercially reasonable best efforts to register the Notes under the Securities Act so as to allow holders of the Notes to exchange the Notes for the same principal amount of a new issue of notes (the “Exchange Notes”) with substantially identical terms, except that the Exchange Notes will generally be freely transferable under the Securities Act. In addition, the Company agreed to file, under certain circumstances, one or more shelf registration statements to cover resales of the Notes. If the Company fails to satisfy certain of its registration obligations and its other obligations as set forth in the Registration Rights Agreement, it will be required to pay additional interest of 0.25% per annum to the holders of the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of August 5, 2010, among Expedia, Inc., the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Company’s 5.95% Senior Notes due 2020.

4.4	Registration Rights Agreement, dated August 5, 2010 among Expedia, Inc., the Guarantors party thereto and Banc of America Securities LLC and J.P. Morgan Securities Inc. in relation to the Company’s 5.95% Senior Notes due 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Date: August 10, 2010.	By:	/s/ Burke F. Norton
	Name:	Burke F. Norton
	Title:	EVP and General Counsel